Exhibit 3.1

FIRST AMENDMENT TO THE AMENDED AND RESTATED BYLAWS OF PARSLEY ENERGY, INC.

This First Amendment to the Amended and Restated Bylaws of Parsley Energy, Inc., a Delaware corporation (the “Company”), is dated as of June 2, 2017 (this “First Amendment”).

Recitals

A.	The Amended and Restated Bylaws of the Company (the “Bylaws”) were previously amended and restated on October 28, 2016 by resolution of the board of directors of the Company (the “Board”).

B.
The Board has recommended to the holders of the outstanding shares of Class A common stock, par value $0.01 per share, and Class B common stock, par value $0.01 per share, of the Company (together, the “Common Stock”) the adoption of, and the holders of at least 66 2/3% shares of Common Stock entitled to vote in the election of directors have approved, the amendment to the Bylaws as set forth below, in accordance with Article EIGHTH of the Certificate of Incorporation of the Company and Article VIII of the Bylaws, effective as of the date of this First Amendment.

Amendment

NOW, THEREFORE, the Bylaws are hereby amended as follows:

1.    Article II is hereby amended to delete Section 2.11 in its entirety and replace it with the following:

Section 2.11. Required Vote. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, at any meeting at which directors are to be elected, so long as a quorum is present, the directors shall be elected by a majority of votes cast by the holders of shares entitled to vote in the election; provided, however, that if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by a plurality of the votes cast. For purposes of this Section 2.11, a majority of the votes cast means that the number of shares voted “for” a nominee must exceed the number of shares voted “against” that nominee. Unless the director election standard is a plurality, if an incumbent director is not elected by a majority of the votes cast, the incumbent director shall tender his or her resignation to the Board for consideration following the certification of the election results. The Nominating and Governance Committee shall consider the resignation and make a recommendation to the Board on whether to accept or reject the director’s resignation or whether other action should be taken. The Board shall then consider each tendered resignation and act on each, taking into account its fiduciary duties to the Corporation and the stockholders. Within 90 days from the date of the certification of the election results, the Corporation shall publicly disclose the decision of the Board, and, if applicable, the Board’s reason for rejecting a tendered resignation. An incumbent director who tenders his or her resignation for consideration shall not participate in the Nominating and Governance Committee’s recommendation or the Board’s decision, or any deliberations related thereto. If a director’s resignation is accepted by the Board pursuant to this Section 2.11, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board may fill the resulting vacancy pursuant to the provisions of Section 3.9 or may decrease the size of the Board pursuant to Section 3.2. The election of directors by the stockholders shall be by written ballot if directed by the chairman of the meeting or if the number of nominees exceeds the number of directors to be elected. Unless otherwise provided in the Certificate of Incorporation, cumulative voting for the election of directors shall be prohibited. Except as otherwise provided by applicable law, the rules and regulations of any stock exchange applicable to the Corporation, the Certificate of Incorporation, or these Bylaws, in all matters other than the election of directors and certain non-binding advisory votes described below, the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter shall be the act of the stockholders. In non-binding advisory matters with more than two possible vote choices, the affirmative vote of a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter shall be the recommendation of the stockholders.

2.    Except as amended by this First Amendment, the Bylaws remain the same and in full force and effect.

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